EXHIBIT 21.1

EMERSON RADIO CORP. AND SUBSIDIARIES
EXHIBIT TO FORM 10-K
SUBSIDIARIES OF THE REGISTRANT

	Jurisdiction of	Percentage of
Name of Subsidiary	Incorporation	Ownership
Emerson Radio (Hong Kong) Limited.	Hong Kong	100.0%*
Emerson Radio International Ltd.	British Virgin Islands	100.0%
Sport Supply Group, Inc.	Delaware	53.2%

* One share is owned by a resident director, pursuant to local law.